Multiband Corporation Receives Nasdaq Notification

MINNEAPOLIS--(BUSINESS WIRE)--Multiband Corporation, (NASDAQ:MBND), the nation's largest DIRECTV Master System Operator (MSO) for Multiple Dwelling Units, today announced the receipt of a NASDAQ Staff Determination letter on November 21, 2007 indicating that the Company fails to comply with NASDAQ Marketplace Rule 4310(c)(3), and that the Nasdaq Staff is reviewing Multiband’s securities for continued listing on the Nasdaq Capital Market.

The Company is not in compliance with Marketplace Rule 4310(c)(3) which requires the Company to have $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years; or $35 million market value of listed securities; or $2.5 million in stockholders' equity. Multiband’s stockholders’ equity as reflected on its Form 10-Q for the period ended September 30, 2007 was approximately $1.9 million.

On November 1, 2007, Multiband announced that it had entered into a definitive agreement under which a Multiband subsidiary will merge with DirecTECH Holding Company, Inc., one of the nation's largest DirecTV Home Satellite Provider companies, resulting in DirecTECH becoming a wholly owned subsidiary of Multiband. The transaction is anticipated to close during the First Quarter of 2008. Upon consummation of the merger, the Company believes that it will have sufficient stockholders’ equity to comply with Marketplace Rule 4310(c)(3) for continued listing.

The Company has until December 6th to provide the Nasdaq Staff with a plan to achieve and maintain compliance with all Nasdaq Capital Market listing requirements and request continued listing pending the completion of the plan. However, there can be no assurance the Panel will grant the Company's request for continued listing.

About Multiband

Multiband Corporation is a leading provider of software and integrated billing services; including video, voice, data and other value-added local services to multiple dwelling units (MDU's) on a single bill, directly and through strategic partnerships. Multiband also is an exclusive DirectTV master system operator. Multiband is headquartered in Minneapolis, MN and has offices across the United States, as well as a state of the art service and support center located in Fargo, ND providing call center capabilities and other value-added services.

Safe Harbor for Forward Looking and Cautionary Statements

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and Multiband's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information regarding potential factors that affect Multiband's financial results can be found in Multiband's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).

Contact:
Multiband Corporation
James L. Mandel, 763-504-3000
or
CEOcast, Inc.
Andrew Hellman, 763-504-3000